Exhibit 4.1

FIRST AMENDMENT AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment and Consent to Amended and Restated Credit Agreement, dated June 9, 2016, by and among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the Credit Agreement (as defined below)), the Guarantors (as defined in the Credit Agreement), the Required Lenders (as defined in the Credit Agreement) and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”) (the “First Amendment”).

W I T N E S S E T H:

WHEREAS, the Administrative Borrower, each Co-Borrower, the Guarantors, the Lenders (as defined in the Credit Agreement) party thereto, the Co-Collateral Agents (as defined in the Credit Agreement), the Agent, the Swingline Lender (as defined in the Credit Agreement), the Issuing Bank (as defined in the Credit Agreement), the Arranger (as defined in the Credit Agreement) and the Syndication Agent (as defined in the Credit Agreement) entered into that certain Amended and Restated Credit Agreement, dated as of August 17, 2015 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders, the Swingline Lender and the Issuing Bank, as applicable, agreed to extend credit to Borrowers (as defined in the Credit Agreement);

WHEREAS, the Borrowers have requested that the Required Lenders consent to the voluntary repurchase by the Administrative Borrower of a portion of the Senior Secured Notes, and the Required Lenders have agreed to consent to the foregoing, on the terms and subject to the satisfaction of the conditions set forth herein; and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent and the Required Lenders desire to permit such amendments on the terms and subject to the satisfaction of the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Capitalized Terms.  All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.Consent to Repurchase of Senior Notes.

(a)Notwithstanding anything to the contrary contained in the Credit Agreement, including, but not limited to, Section 6.11(a) thereof, and subject to the satisfaction of the conditions set forth in Section 4 hereof, the Required Lenders hereby consent to the voluntary repurchase by the Administrative Borrower of the Senior Secured Notes, in an aggregate amount not to exceed $10,000,000 (the “2016 Senior Notes Repurchase”); provided that, prior to and after giving effect to the 2016 Senior Notes Repurchase, no Default or Event of Default has occurred or would occur under the Credit Agreement.

(b)The consent in Section 2(a) above is only effective as to the 2016 Senior Notes Repurchase.  The consent will not be deemed a consent to the departure by the Borrowers from the requirements set forth in any other covenants or agreements contained in the Credit Agreement and the Loan Documents with respect to any other transaction or matter.  The Borrowers agree that the consent set forth in Section 2(a) is limited to the precise meaning of the words as written therein and will not be deemed (i) to be a consent to, or any waiver or modification of, any other term or condition of the Credit Agreement or any Loan Document, or (ii) prejudice any right or remedy that Agent or Lenders may now have or may in the future have under or in connection with the Credit Agreement and the Loan Documents other than with respect to the matters for which the consent in the preceding paragraph has provided.  Other than as described in this First Amendment, the consent in the preceding paragraph shall not alter, affect, release or prejudice in any way any of the Borrowers’ Obligations under the Credit Agreement and the Loan Documents.  The consent shall not be construed as establishing a course of conduct on the part of Agent or Lenders upon which the Borrowers may rely at any time in the future.  The Borrowers expressly waive any right to assert any claim to such effect at any time.

3.Amendments.  The effective date of this First Amendment shall be the date on which this First Amendment becomes effective in accordance with Section 4 below (the “Effective Date”).  As of the Effective Date, the Credit Agreement is amended as follows1:

(a)Section 1.01 of the Credit Agreement is hereby amended by adding the following new definition in the appropriate alphabetical order:

“First Amendment Closing Date” shall mean June 9, 2016.

(b)Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)The Borrowers agree that the Co-Collateral Agents (including their agents, representatives and consultants) shall be permitted to conduct from time to time collateral field examinations with respect to the assets included in the Borrowing Base (and related assets); provided, that, (i) each collateral field examination shall be conducted by the Co-Collateral Agents, (ii) so long as no Event of Default shall exist or have occurred and be continuing, the Co-Collateral Agents shall only be permitted to conduct two (2) collateral field examinations at the Borrowers’ expense in any twelve (12) consecutive month period (which expense shall include a fee separately charged by the Co-Collateral Agents not to exceed $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by

[1]	Certain language has been italicized in this First Amendment solely for purposes of indicating new language in this First Amendment. Deletions are not reflected.

personnel respectively employed by the Co-Collateral Agents); except, that, during a Cash Dominion Period that continues for more than forty-five (45) consecutive days, one (1) additional collateral field examination may be conducted during such twelve (12) consecutive month period at the cost and expense of Borrowers; and (iii) the person(s) conducting such collateral field examinations shall be reasonably satisfactory to the Co-Collateral Agents.  None of the Agent, the Co-Collateral Agents nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection or report with any Borrower.  Each of the Borrowers acknowledges that all inspections and reports are prepared by the Agent, the Co-Collateral Agents and the Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.

(b)Upon Co-Collateral Agents’ request, Borrowers shall, at their expense, deliver or cause to be delivered to Co-Collateral Agents an Equipment Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than two (2) such Equipment Appraisals shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period; provided, that (i) during a Cash Dominion Period that continues for more than forty-five (45) consecutive days, one (1) additional Equipment Appraisal may be conducted during such twelve (12) consecutive month period at the cost and expense of Borrowers.

4.Conditions to Effectiveness.  The provisions of Sections 2 and 3 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)this First Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b)the Fee Letter, dated as of the date hereof, duly executed by Borrowers and Wells Fargo Bank, N.A.;

(c)the Fee Letter, dated as of the date hereof, duly executed by Borrowers and PNC Bank, National Association;

(d)Lenders, the Agent and Agent’s counsel shall have received payment of all fees and expenses owed to the Lenders, the Agent and the Agent's counsel, respectively, in connection with this First Amendment, including pursuant to the Fee Letters described in clauses (b) and (c) above; and

(e)such other documents as may be reasonably requested by the Agent.

The authorization of the Agent and the Lenders to release their executed signature page for this First Amendment shall constitute their acknowledgment that all of the above conditions have been satisfied.

5.Reaffirmation.  The Loan Parties hereby reconfirm and reaffirm that each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this First Amendment (or, to the extent any such representations or warranties relate to an earlier date, such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

6.Security Grant.  The Loan Parties acknowledge and agree that at all times the Security Documents continue to secure prompt payment when due of the Obligations and the Guarantees remain in full force and effect.

7.Representations and Warranties.  Each Loan Party hereby represents and warrants to the Lenders and the Agent that (i) this First Amendment and the transactions to be entered into by each Loan Party in connection herewith are within such Loan Party's powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (ii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate the Organizational Documents of any Loan Party or any material Legal Requirement in any material respect; and (iii) this First Amendment, the Credit Agreement and the other Loan Documents executed or to be executed by the Loan Parties in connection herewith or therewith, when executed by such Loan Party, will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The Loan Parties represent and warrant that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery and effectiveness of this First Amendment or the performance or observance of any provision hereof and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Loan Documents.

8.Miscellaneous.

(a)Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

(b)The agreements contained in this First Amendment are limited to the specific agreements contained herein.  Except as amended hereby, all of the terms and conditions of the

Credit Agreement and the Loan Documents shall remain in full force and effect.  This First Amendment amends the Credit Agreement and is not a novation thereof.

(c)The headings of any paragraph of this First Amendment are for convenience only and shall not be used to interpret any provision hereof.

(d)This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

(e)This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.  This First Amendment is a Loan Document.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:  /s/ Keith Verville

Name:   Keith Verville

Title:   Vice President – Finance and Treasurer

CO-BORROWERS

LAYNE GEO, INC.

COLLECTOR WELLS INTERNATIONAL, INC.

FENIX SUPPLY LLC

INLINER TECHNOLOGIES, LLC

INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.

LAYNE HEAVY CIVIL, INC.

LAYNE INLINER, LLC

LAYNE TRANSPORT CO.

LINER PRODUCTS, LLC

REYNOLDS WATER ISLAMORADA, LLC

LAYNE VTI, INC.

W.L. HAILEY & COMPANY, INC.

By:  /s/ Keith Verville

Name:   Keith Verville

Title:   Vice President – Finance and Treasurer

GUARANTORS

BOYLES BROS. DRILLING COMPANY

CHRISTENSEN BOYLES CORPORATION

LAYNE INTERNATIONAL, LLC

LAYNE SOUTHWEST, INC.

MEADORS CONSTRUCTION CO., INC.

MID-CONTINENT DRILLING COMPANY

By:  /s/ Keith Verville

Name:   Keith Verville

Title:   Vice President – Finance and Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:  /s/ Victor Alarcon

Name:   Victor Alarcon

Title:   Senior Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:  /s/ Michael P. Henry

Name:   Michael P. Henry

Title:   Duly Authorized Signatory